Exhibit (h)(2)

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

IVY FUNDS, INC.

Appendix A

Ivy Asset Strategy Fund
Ivy Capital Appreciation Fund
Ivy Core Equity Fund
Ivy Energy Fund
Ivy High Income Fund
Ivy Large Cap Growth Fund
Ivy Limited-Term Bond Fund
Ivy Mid Cap Growth Fund
Ivy Money Market Fund
Ivy Municipal Bond Fund
Ivy Municipal High Income Fund
Ivy Science and Technology Fund
Ivy Small Cap Growth Fund
Ivy Tax-Managed Equity Fund

         Effective May 18, 2009.